Exhibit (k)

New York Life Insurance Company

51 Madison Avenue

New York, NY 10010

Tel. 212 576 6973   Fax 212 447 6332

Thomas_English@NewYorkLife.com

Thomas F. English

Senior Vice President, Deputy General Counsel and Chief Insurance Counsel

VIA EDGAR

April 8, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

VARIABLE UNIVERSAL LIFE SEPARATE ACCOUNT–I

INVESTMENT COMPANY ACT FILE NUMBER: 811-07798

SECURITIES ACT FILE NUMBER: 333-147707

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by New York Life Insurance and Annuity Corporation (“NYLIAC”) of Post-Effective Amendment No. 23 to the registration statement on Form N-6 (“Registration Statement”) under the Securities Act of 1933, as amended, of NYLIAC Variable Universal Life Separate Account–I (“Separate Account–I”). Separate Account-I receives and invests premiums allocated to it under a flexible premium variable universal life insurance policy and a flexible premium survivorship variable universal life insurance policy (the “Policies”). The Policies are offered in the manner described in the Registration Statement.

NYLIAC is a wholly-owned subsidiary of New York Life Insurance Company (“NYL”). My professional responsibilities at NYL include the provision of legal advice to NYLIAC. Also, I am a Senior Vice President and the Chief Legal Officer of NYLIAC.

In connection with this opinion, I have made such examination of the law and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinions hereinafter expressed. On the basis of such examination, it is my opinion that:

1.	NYLIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.

Separate Account-I is a separate account established and maintained by NYLIAC pursuant to Section 2932 of the Delaware Insurance Code, under which the income, gains and losses, realized or unrealized, from assets allocated to Separate Account-I shall be credited to or charged against Separate Account-I, without regard to other income, gains or losses of NYLIAC.

Securities and Exchange Commission

3.

The Policies have been duly authorized by NYLIAC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute a validly issued and binding obligation of NYLIAC in accordance with its terms.

4.	Each owner of the Policies will not be subject to any deductions, charges, or assessments imposed by NYLIAC, other than those provided in the Policies.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thomas F. English
Thomas F. English
Senior Vice President, Deputy General Counsel and Chief Insurance Counsel